Exhibit 99.1

            Gastar Exploration Reports Third Quarter 2007
                  Financial and Operational Results

    HOUSTON--(BUSINESS WIRE)--Nov. 7, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) today reported financial and operational results for the three and nine months ended September 30, 2007.

    Net loss for the third quarter of 2007 was $5.5 million, or $0.03 per share, compared to a net loss of $7.7 million, or $0.05 per share, for the third quarter of 2006. The third quarter 2006 net loss included a charge for litigation settlement expense of $465,000.

    Revenues for the third quarter of 2007 increased 46% to approximately $9.8 million, compared to revenues of $6.7 million for the comparable period in 2006. The increase in revenue was primarily due to increased natural gas production from new wells in East Texas, partially offset by a 10% decrease in natural gas prices, mainly related to Wyoming production.

    Net cash flows provided by operating activities for the three months ended September 30, 2007 were $5.5 million, compared to a cash loss of $2.3 million for the comparable period in 2006.

    Weighted average shares of common stock outstanding on a basic and diluted basis increased 23% to 207.1 million shares for the third quarter of fiscal 2007 compared to the year-earlier period.

    Average daily production for the third quarter of 2007 was 22.7 million cubic feet of natural gas equivalent per day (MMcfe/d) -- an increase of 66%, compared to 13.7 MMcfe/d for the third quarter of 2006 -- and a 50% increase over production levels of 15.1 MMcfe/d for the second quarter of 2007, due to three East Texas wells being brought on at high initial production rates. The average realized price for natural gas in the third quarter of 2007 was $4.65 per Mcf compared to $5.14 per Mcf in the third quarter of 2006.

    Lease operating expense (LOE) was $1.7 million for both the third quarter of 2007 and 2006. LOE per Mcfe decreased 40% to $0.81 per Mcfe during the third quarter of 2007 from $1.35 per Mcfe for the comparable period in 2006 and decreased 26% from $1.10 per Mcfe for the second quarter of 2007. The decrease in LOE per Mcfe was primarily due to higher production volumes combined with lower ad valorem taxes and lower fixed costs associated with natural gas treatment plants in East Texas.

    J. Russell Porter, Gastar's Chairman, President and CEO, stated, "We are making excellent progress toward further delineating the value of our East Texas and Australian assets. In East Texas the accumulated drilling and production data is helping us to improve drilling results, and we are now beginning to utilize our new 3-D seismic data to better identify future drilling locations.

    "One of our best Deep Bossier wells to date, the Donelson #3, is maintaining a solid production rate at approximately 13.7 MMcf/d. We are currently drilling an offset well based on the new 3-D data, the Wildman Trust #3, which should reach the Deep Bossier formation in mid-December. Due to the success of our first horizontal Knowles Limestone well, the Lone Oak Ranch ("LOR") #4, we have secured a second rig which is currently drilling the LOR #3, another horizontal well targeting the Knowles Limestone formation that is expected to reach total depth in early December.

    "In the fourth quarter we expect production levels will be slightly lower than what we averaged in the third quarter due to the natural decline in peak production from the new East Texas wells brought on in July and August. In addition, Wyoming production was curtailed during October due to low natural gas prices being realized in the area. We should see improvement in production volumes compared to the third quarter in the first quarter of 2008 as we complete the Wildman Trust #3 and the LOR #3, assuming these come on production as expected," added Porter.

    "In Australia, we received the initial proved and probable (2P) gas reserve certification from our independent engineering firm, Netherland Sewell & Associates, for PEL 238 in New South Wales. A total 59 Bcf were certified, including 21 Bcf of gross proved (1P) reserves (6.6 Bcf net), although the evaluated acreage covers less than 1 percent of the acreage. These reserve estimates are made under the Society of Petroleum Engineers standards, and none of these yet meets the definition of proved reserves under SEC guidelines, primarily due to the early status of negotiations for contracts for infrastructure and gas sales. This is just the first step toward defining the value of our extensive acreage position in New South Wales. Our ongoing nine-well pilot program is continuing to perform well, and we are currently drilling a six-well corehole program designed to increase 2P reserve certification by mid-2008."

    Nine Month Results:

    For the nine months ended September 30, 2007, Gastar reported a net loss of $12.1 million, or $0.06 per share, compared to a net loss of $57.3 million, or $0.34 per share, for the nine months ended September 30, 2006. Results for the nine months of 2007 included a gain on the sale of unproved natural gas and oil properties of $38.9 million, a non-cash full cost ceiling impairment of natural gas and oil properties of $28.5 million and a $5.0 million litigation settlement expense. Results for the first nine months of 2006 included a non-cash full cost ceiling impairment of natural gas and oil properties of $37.3 million and a charge for litigation settlement expense of $1.7 million. Excluding the effect of these items in both years, Gastar would have incurred a loss of $17.5 million, or $0.09 per share, for the nine months of 2007, compared to a loss of $18.4 million, or $0.11 per diluted share, for the same period in 2006.

    Revenues for the nine months ended September 30, 2007 were $25.2 million, compared to revenues of $20.0 million for the comparable period in 2006. Average daily production for the nine months of 2007 was 17.3 MMcfe/d, up 37% from 12.7 MMcfe/d for the nine months of 2006.

    Net cash flows provided by operating activities for the nine months ended September 30, 2007 were $11.2 million, (excluding $38.9 million of gain on sale and a $5.0 million litigation settlement accrual) compared to $415,000 for the comparable period in 2006 (including the payment of $1.7 million of litigation settlement expense).

    Gastar Exploration Conference Call

    Gastar Exploration's management team will hold a conference call today, Wednesday, November 7, at 2:00 p.m. Eastern Time (1:00 p.m. Central), to discuss these results. To participate in the call, dial
(303) 262-2141 at least 10 minutes before the conference call begins and ask for the Gastar Exploration conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until November 14, 2007. To access the replay, dial
(303) 590-3000 and enter the pass code 11100386 #.

    Investors, analysts and the general public can listen to the conference call over the Internet by accessing Gastar's Web site at http://www.gastar.com. To listen to the live call on the Web, please visit Gastar's Web site at least 10 minutes early to register, download and install any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on over 7 million gross (2.9 million net) acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales, and the Gippsland Basin (EL 4416), located in Victoria. For more information, visit our web site at www.gastar.com.

    Safe Harbor Statement and Disclaimer

    This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

    The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms in this announcement such as "2P" or "probable" reserves, or other descriptions of volumes of hydrocarbons that the SEC's guidelines would prohibit us from including in our filings with the SEC. We also have included in this announcement information concerning reserves attributed to our Australian coal bed methane pilot program that are categorized as "proved" under the definitions and guidelines set by the Society of Petroleum Engineers that would not be so categorized under SEC definitions and guidelines. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized by us.



               GASTAR EXPLORATION LTD. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (Unaudited)


                     For the Three Months       For the Nine Months
                      Ended September 30,       Ended September 30,
                   ------------------------- -------------------------
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
                     (in thousands, except share and per share data)

REVENUES           $     9,775  $     6,680  $    25,246  $    19,988

EXPENSES:
  Production taxes         256          345          770        1,111
  Lease operating
   expenses              1,700        1,702        4,909        4,408
  Transportation
   and treating            426          487        1,088        1,103
  Depreciation,
   depletion and
   amortization          6,625        3,633       16,409       11,507
  Impairment of
   natural gas and
   oil properties            -            -       28,514       37,301
  Accretion of
   asset
   retirement
   obligation               77           59          215          173
  Mineral resource
   properties               15           40         (108)         230
  General and
   administrative
   expenses              3,193        4,018        9,897        9,644
  Litigation
   settlement
   expense                   -          465        4,972        1,665
                   ------------ ------------ ------------ ------------
    Total expenses      12,292       10,749       66,666       67,142
                   ------------ ------------ ------------ ------------

LOSS FROM
 OPERATIONS             (2,517)      (4,069)     (41,420)     (47,154)

OTHER (EXPENSES)
 INCOME:
  Interest expense      (4,100)      (3,998)     (11,781)     (11,573)
  Investment
   income and
   other                 1,084          372        2,219        1,391
  Gain on sale of
   unproved
   natural gas and
   oil properties            -            -       38,872            -
  Foreign exchange
   gain (loss)               7          (11)           9           (7)
                   ------------ ------------ ------------ ------------

LOSS BEFORE INCOME
 TAXES                  (5,526)      (7,706)     (12,101)     (57,343)
  Provision for
   income taxes              -            -            -            -
                   ------------ ------------ ------------ ------------

NET LOSS           $    (5,526) $    (7,706) $   (12,101) $   (57,343)
                   ============ ============ ============ ============

NET LOSS PER
 SHARE:
  Basic and
   diluted         $     (0.03) $     (0.05) $     (0.06) $     (0.34)
                   ============ ============ ============ ============

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING:
  Basic and
   diluted         207,098,570  167,942,813  201,389,892  166,431,346
                   ============ ============ ============ ============




                        PRODUCTION AND PRICES

                           For the Three Months   For the Nine Months
                            Ended September 30,   Ended September 30,
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
Production:
  Natural gas (MMcf)            2,085      1,234      4,696      3,411
  Oil (MBbls)                       1          5          7          8
     Total (MMcfe)              2,092      1,263      4,736      3,457
  MMcfe per day                  22.7       13.7       17.3       12.7

Average sales prices:
  Natural gas (per Mcf)    $     4.65 $     5.14 $     5.29 $     5.70
  Oil (per Bbl)            $    74.34 $    69.02 $    61.01 $    68.19

    CONTACT: Gastar Exploration Ltd.
             Michael Gerlich, Vice President and CFO, 713-739-1800 mgerlich@gastar.com or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott, 713-529-6600
             lelliott@drg-e.com
             Anne Pearson, 713-529-6600
             apearson@drg-e.com